December 15, 2023 Portfolio Update 60 South Sixth Minneapolis, MN Exhibit 99.1

KBS.COM The information contained herein should be read in conjunction with, and is qualified by, the information in KBS Real Estate Investment Trust III, Inc.’s (the “Company”, “KBS REIT III”, ”we” or “our”) Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 (the “Quarterly Report”), including the “Risk Factors” contained therein. For a full description of the limitations, methodologies and assumptions used to value the Company’s assets and liabilities in connection with the calculation of the Company’s estimated value per share, see the Company’s Current Report on Form 8-K, dated December 12, 2023 (the “Valuation 8-K”). Important Disclosures Certain statements contained herein may be deemed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. You should interpret many of the risks identified in this presentation and in the Company’s Annual Report and Quarterly Report as being heightened as a result of the continued disruptions in the financial markets. The ongoing challenges affecting the U.S. commercial real estate industry, especially as it pertains to commercial office buildings, continues to be one of the most significant risks and uncertainties the Company faces. The combination of the continued economic slowdown, rising interest rates and significant inflation (or the perception that any of these events may continue) as well as a lack of lending activity in the debt markets have contributed to considerable weakness in the commercial real estate markets. There can be no assurance as to when the markets will stabilize. Though the appraisals of the appraised properties and the valuation of the Company’s investment in units of Prime US REIT, with respect to Kroll, and the valuation estimates used in calculating the estimated value per share, with respect to Kroll, the Advisor and the Company, are the respective party’s best estimates as of the dates of the respective valuations, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the estimated value per share. The Company can give no assurances with respect to the ultimate return to investors. Valuations for U.S. office properties continue to fluctuate due to weakness in the current real estate capital markets and the lack of transaction volume for U.S. office properties, increasing the uncertainty of valuations in the current market environment. Our significant investment in the equity securities of Prime US REIT (the “SREIT”), a traded Singapore real estate investment trust, is subject to the risks associated with real estate investments as well as the risks inherent in investing in traded securities, including, in this instance, risks related to the quantity of units held by us relative to the trading volume of the units. Due to the disruptions in the financial markets, since March 2020, the trading price of the common units of the SREIT has experienced substantial volatility and decline. The SREIT also has a significant amount of debt maturing in 2024, which adds additional uncertainty around the value of the units. Forward-Looking Statements 2

KBS.COM Important Disclosures (cont.) Upcoming and recent tenant lease expirations and leasing challenges in certain markets amidst the aforementioned headwinds coupled with slower than expected return-to-office, most notably in the San Francisco Bay Area where the Company owns several assets, have had direct and material impacts on the Company’s ability to access certain credit facilities and on its ongoing cash flow. The Company has $1.7 billion of loan maturities in the next 12 months. Considering the current commercial real estate lending environment, this raises substantial doubt as to the Company’s ability to continue as a going concern for at least a year from November 14, 2023. Certain loans have additional extension options; however, these extensions are subject to certain terms and conditions contained in the loan documents some of which are more stringent than current loan compliance tests. In order to qualify for certain loan extensions, the Company will likely be required to reduce the loan commitment by a substantial amount and/or make paydowns on certain loans. Due to this potential reduction in loan commitment and ongoing capital expenditure needs in the real estate portfolio, the Company will likely seek to refinance or restructure certain debt instruments, may need to evaluate selling equity securities and/or may be required to sell certain assets into a challenged real estate market in an effort to manage our liquidity needs. However, there can be no assurances as to the certainty or timing of the outcome of such efforts. Selling real estate assets in the current market would likely impact the ultimate sale price. The Company also may defer contractual expenditures. The Company may relinquish ownership of one or more secured properties to the mortgage lender. Continued disruptions in the financial markets and economic uncertainty could adversely affect the Company’s ability to implement its business strategy and continue as a going concern. Further, potential changes in customer behavior, such as continued work-from-home arrangements, which increased as a result of the COVID-19 pandemic, could materially and negatively impact the future demand for office space, adversely impacting the Company’s operations. These risks are not priced into the December 12, 2023 estimated value per share. We cannot guarantee that we will pay distributions. We are unable to predict when we will be in a position to resume the payment of regular distributions to our stockholders and may not make any distributions for an extended period of time. Any distributions declared and paid may come from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds. The Company has no limits on the amounts it may pay from such sources. Stockholders may have to hold their shares an indefinite period of time. The Company can provide no assurance that the Company will be able to provide any liquidity to stockholders. Since 2019, the Company has either exhausted the funds available for ordinary redemptions under our share redemption program or implemented suspensions of ordinary redemptions under our share redemption program for all or a portion of the calendar year. On December 12, 2023, our board of directors determined to suspend all redemptions under our share redemption program to preserve capital in the current market environment. The statements herein also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain and/or improve occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the Company’s Annual Report for the year ended December 31, 2022 and in Part II, Item 1A of the Company’s Quarterly Report for the period ended September 30, 2023. Forward-Looking Statements 3

KBS.COM Executives Presenting 4 Marc DeLuca KBS Capital Advisors Jeff Waldvogel KBS Capital Advisors Gio Cordoves KBS Capital Advisors Michael Zapata KBS Capital Markets Group Chief Executive Officer and Regional President, Eastern U.S. Chairman of the Board and Director KBS REIT III Chief Financial Officer Chief Financial Officer, Treasurer and Secretary KBS REIT III Regional President, Western U.S. Chief Operating Officer and Chief Compliance Officer

Real Estate Update 5 Accenture Tower Chicago, IL

KBS.COM f 6 Office Rental Rates Continue Upward Trajectory Asking rents continue to grow as higher-quality new space is added to the market, reaching $39.50 per SF in Q3, a 0.5% increase quarter-over-quarter. - JLL U.S. Office Outlook Q3 2023, October 17, 2023 Interest Rates The U.S. economy has proven more resilient than we expected at the beginning of the year. The federal funds rate is higher than we expected at a range of 5.25% to 5.5% and is likely to remain there for the rest of the year. We now believe rate decreases will start in 2024 and the federal funds rate will end the year at 4.5% to 4.75%. We also see the 10-year Treasury rate ending 2023 at 4.0% and 2024 at around 3.5% – CBRE U.S. Real Estate Market Outlook Midyear Review 2023, September 2023 Looming Recession CBRE expects a moderate recession in the U.S. from late 2023, extending into early 2024, with a mild increase in unemployment to around 5%. Nevertheless, higher interest rates will weigh on growth in the second half of 2023. Other headwinds include the restart of student loan payments, which will inevitably impact consumer spending as disposable income decreases and excess savings are drawn down. – CBRE U.S. Real Estate Market Outlook Midyear Review 2023, September 2023 Heard Around the Market U.S. Office Net Absorption, Completions & Vacancy

KBS.COM 7 KBS REIT III Leasing Trends In light of persistent concerns for U.S. office space, KBS REIT III’s portfolio exhibited notable resilience amid the pandemic and uncertainties in the office sector. Nevertheless, assets in key markets, such as the San Francisco Bay Area, continue to see substantial declines in both occupancy and leasing, precipitating a marked downturn in leasing activity. These challenges have, in turn, had a discernible impact on the REIT’s ongoing cash flow. Coupled with a significant upswing in interest rates, this has led to a substantial contraction in the net operating income of the portfolio. 70% 75% 80% 85% 90% 95% KBS REIT III Leased % Total Portfolio Bay Area Total Portfolio Excl Bay Area REIT I Leased %

KBS

Portfolio Occupancy Update

Despite the volatility in real estate valuations over the past year due to various macroeconomic factors, the portfolio has exhibited resilience, maintaining stability in both economic and leased occupancy rates. However, the commercial real estate office sector faces significant challenges amid economic uncertainties and the complexities of returning to office operations in specific markets.

Property / Region	Region	City/State	Economic Occupancy		Leased Occupancy [1]	
			September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Salt Lake Hardware	West	Salt Lake City, UT	100%	97%	100%	100%
201 Spear Street	West	San Francisco, CA	64%	91%	64%	93%
Ten Almaden	West	San Jose, CA	55%	91%	55%	94%
Towers at Emeryville	West	Emeryville, CA	67%	79%	72%	80%
The Almaden	West	San Jose, CA	85%	91%	85%	91%
West			73%	88%	74%	89%
Accenture Tower	Central	Chicago, IL	93%	85%	98%	91%
Legacy Town Center	Central	Plano, TX	65%	70%	70%	72%
Preston Commons	Central	Dallas, TX	94%	90%	97%	97%
Sterling Plaza	Central	Dallas, TX	90%	85%	97%	91%
60 South Sixth	Central	Minneapolis, MN	75%	54%	77%	77%
515 Congress	Central	Austin, TX	93%	92%	95%	95%
Park Place Village	Central	Leawood, KS	96%	89%	99%	94%
Central			87%	79%	91%	88%
Carillon	East	Charlotte, NC	73%	77%	75%	81%
201 17th Street	East	Atlanta, GA	85%	89%	86%	89%
3003 Washington	East	Arlington, VA	99%	99%	99%	99%
3001 Washington	East	Arlington, VA	100%	100%	100%	100%
McEwen Building	East	Nashville, TN	93%	87%	95%	95%
East			85%	87%	86%	89%
Total Current Portfolio			83%	83%	86%	88%

[1] Includes leases that had been executed but had not yet commenced as of the respective period.

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KBS.COM San Francisco Bay Area ▪ The Bay Area markets are facing severe leasing challenges due to the slower-than- expected return-to-office and ongoing crime and homelessness. This has led to a reduction in office footprints as tech companies have been scaling down their occupancy. ▪ The significant decline in demand has resulted in exceptionally high market vacancy rates reaching levels that surpass those figures seen in the aftermath of the Dot-Com bust of 2001. ▪ According to CBRE statistics (CBRE Q2 2023 Market Report - San Francisco Office Figures): Prior to recent trends, San Francisco’s office vacancy previously peaked at approximately 19% in 2003. ▪ After a recovery, the effects of the Global Financial Crisis led to 16% vacancy in 2010. ▪ After record-low sub-4% vacancy rates in the years leading up to the COVID-19 pandemic, vacancy rates as of Q3 2023 rose to nearly 34%, with signs showing a continuing climb. As a result, leased percentages on our buildings across the region have suffered: - 201 Spear (San Francisco): 97% as of 12/2019, 64% as of 9/2023 - Towers at Emeryville (Oakland): 86% as of 12/2019, 72% as of 9/2023 - The Almaden (San Jose): 96% as of 12/2019, 85% as of 9/2023 - Ten Almaden (San Jose): 97% as of 12/2019, 55% as of 9/2023 Market and Leasing Challenges 9 201 Spear Street, San Francisco, CA Next Steps Due to the current market conditions, the 201 Spear property is valued significantly below the outstanding loan balance with no near-term recovery in sight for the San Francisco market. As a result, we do not believe it is in the best interest of the Company to invest additional funds into the asset to pay down the loan. As of December 4, 2023, the Lender on 201 Spear Street is finalizing the sale of the mortgage loan on 201 Spear and ultimately title to the asset via a prepackaged Deed In Lieu agreement with KBS. The goal of this deal structure is to transfer title of the property to the buyer of the loan simultaneously with the closing on the loan.

KBS.COM 10 Minneapolis, MN Downtown Minneapolis has struggled considerably due to a lack of return-to-office by the many large employers (Target HQ, US Bank HQ, Thrivent HQ, numerous large law firms, Ameriprise HQ, Wells Fargo’s sizable presence, etc.) that occupy a majority of the central business district (CBD) whose workforce has not yet returned to the office in a meaningful way. 60th South Sixth Street ▪ In 2018, our former anchor tenant at 60 South Sixth, RBC Wealth Management, announced it would be leaving 280,000sf for build-to-suit new construction. The Pohlad family offices occupied another 43,000sf that also left for that new construction in late 2022. Those advanced-scheduled departures in 2022 proved to be especially adverse given the pandemic and social unrest that occurred in 2020 and largely led to a still unrecovered CBD office market. ▪ We were fortunate to secure a new lease with Fredrikson & Byron, spanning 160,000 square feet, which helped fill roughly half of the vacant space left by RBC and Pohlad. The lease commenced in June 2023, marking a positive development for our occupancy. ▪ Without the Fredrikson lease and a handful of other smaller new leases, the building would be approximately 40% leased. While we’ve made significant progress, the building is 77% leased as of 9/2023 still leaving considerable additional leasing to do in a submarket that, in a very similar fashion to the San Francisco Bay Area markets, remains quiet from a leasing perspective. Market and Leasing Challenges (cont.)

KBS.COM 11 Sterling Plaza, Dallas, TX The asset recently completed a multimillion-dollar amenity expansion project, which included the addition of a tenant lounge, conference center, breakout areas, and the expansion and renovation of the fitness center. This upgrade has led to a significant improvement in leasing rates. ▪ As of September 2023, the asset's occupancy increased from 81.5% in January 2022 to 90.3%, and with recent leasing, it reached 96.6% in September 2023, which included seven new and expansion leases in 2023 alone. ▪ The rental rates have also experienced a substantial rise, with rates now reaching as high as $36/sf NNN, compared to approximately $30/sf NNN in 2021. ▪ Recently completed development (8111 Douglas Ave) in the submarket continues to bolster rent momentum. ▪ This success builds upon the achievements observed at nearby Preston Commons, which underwent a similar remodel and amenity expansion project in 2021 and is currently leased at 97% as of September 2023. Salt Lake Hardware, Salt Lake City, UT The asset has maintained full occupancy throughout 2022 and 2023, although this required active leasing efforts. ▪ In the past year, we completed three early terminations with existing tenants to accommodate the expansion needs of other tenants within the project. ▪ Additionally, we successfully secured significant lease renewals, including a 10-year extension with a regional CPA firm for approximately 20,000 square feet, at a 25% increase from their previous rental rate. ▪ While maintaining full occupancy, we have also managed to raise achieved rents from $32/sf to $35/sf. We anticipate the project to remain fully leased in the near term due to limited lease expiration and strong demand from existing tenants. This, in turn, positions us to continue pushing rental rates upward for this asset. Despite the economic headwinds in the current economic environment, the portfolio has produced some strong positive leasing activity across several markets as part of a flight to quality pattern that has persisted throughout the pandemic and continues today. Market and Leasing Success

KBS

Market and Leasing Success



Accenture Tower, Chicago, IL

In light of the soaring vacancy rates in Chicago since the beginning of the pandemic, some employers are capitalizing on this situation by enhancing their existing office spaces to create top-notch working environments with excellent amenities, particularly in Class A buildings. Among these buildings, Accenture Tower has experienced significant advantages boasting a current leased rate of nearly 98% as of September 30, 2023. The building's strategic location, recently constructed tenant lounge, fitness center, retail options, and direct connection to the train terminal perfectly align with the requirements some employers seek as they prepare to reintegrate their employees into the office setting.

Leasing Activity*

Period End	Economic Occupancy %	Leased Occupancy %	Highlighted Activity
Q222	72%	87%	40K sf of new/expansion leasing signed
Q322	85%	91%	Accenture's 192K sf expansion commenced and 50K sf of new leasing signed
Q422	87%	95%	84K sf of new leases signed
Q123	88%	96%	9K sf of new leases signed
Q223	90%	98%	37K sf of new/expansion leasing signed
Q323	93%	98%	7K sf of new leases signed

*Leasing Activity from April 1, 2022 through September 30, 2023

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KBS

Leasing Activity Year to Date[1]

9/30/2023

Property[2]	Property RSF	New/Expansion/Renewal SF	Wale[2] (Years)	% of Asset
New/Expansions				
Accenture Tower	1,457,724	54,076	5.6	4%
Legacy Town Center	522,043	41,626	5.6	8%
Sterling Plaza	313,609	29,649	7.6	9%
60 South Sixth	710,332	20,312	10.8	3%
Park Place Village	484,980	19,476	8.8	4%
Salt Lake Hardware	210,938	8,660	4.0	4%
515 Congress	267,956	8,448	3.5	3%
The Almaden	416,126	9,280	3.6	2%
Carillon	488,277	3,673	3.1	1%
201 17th Street	355,870	4,392	5.1	1%
201 Spear Street	254,598	6,158	2.1	2%
Towers II & III at Emeryville	593,484	9,165	5.4	2%
Preston Commons	427,799	12,488	9.1	3%
Toal New/Expansions		**227,403**	**6.4**	
Renewals				
Carillon	488,277	48,923	12.6	10%
Accenture Tower	1,457,724	96,409	8.5	7%
60 South Sixth	710,332	28,491	8.6	4%
Legacy Town Center	522,043	35,762	5.4	7%
Preston Commons	427,799	26,728	6.9	6%
Ten Almaden	309,255	10,781	4.9	3%
Sterling Plaza	313,609	16,407	4.7	5%
The Almaden	416,126	8,588	5.6	2%
Salt Lake Hardware	210,938	4,714	3.3	2%
515 Congress	267,956	10,086	3.5	4%
Towers II & III at Emeryville	593,484	6,462	3.4	1%
Park Place Village	484,980	559	5.0	0%
Total Renewals		**293,910**	**7.9**	
Total Leasing Activity YTD as of 9/30/2023		**521,313**	**7.23**	

[1] Excludes leases with terms less than 12 months.
[2] Weighted Average Lease Expiry is measured by leases in years and is weighted based on the tenant's leased area

KBS.COM

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KBS.COM Investment in PRIME US REIT (SREIT) 14 Units Owned Percentage Interest Owned Current Value at closing on 9/30/2023 215,841,899 18.2% $29.8 million Our remaining investment in stock in the SREIT has been significantly impacted by the market sentiment for stock with significant investment in commercial office buildings. During 2023 the stock has decreased from 40.5 cents per unit to 13.8 cents per unit as of September 30, 2023. The current yield on the stock based on annualized Q1 2023 results is a yield well in excess of 20% and the dividends on the stock help support KBS REIT III’s ongoing cash flows. The currently challenged debt and capital markets have had a substantial impact on the stock price, along with the SREIT having a significant amount of debt maturing in 2024, that adds additional uncertainty around the value of the stock and its ability to pay dividends at its current rate. While there has been some lease rollover in the portfolio, the ongoing cash flows remain strong. In connection with the Company’s sale of 11 properties to the SREIT on July 18, 2019, on July 19, 2019, the Company acquired 307,953,999 units in the SREIT at a price of $271.0 million, or $0.88 per unit, representing a 33.3% ownership interest in the SREIT. The Company sold 18,392,100 units and 73,720,000 units on August 21, 2019 and November 9, 2021, respectively.

Preston Commons Dallas, TX 15 Debt and Swap Update

KBS.COM Debt Market Update 16 The Federal Reserve indicated in late November that the rate increases may likely be high enough to bring inflation back to the 2% target. Rates have been raised 11 times in the past year and a half to approximately 5.4%, the highest level in 22 years. Any additional hikes will continue to put pressure on real estate valuations and have an impact on KBS REIT III’s ongoing cashflows and liquidity, though the majority of our outstanding debt is protected with interest rate swaps. As we enter into 2024, we anticipate there will be a clearer understanding of the maximum federal funds rate and once the rate hiking cycle is over, we anticipate a stabilization of real estate values at that point. The current debt markets continue to be very challenging especially with respect to obtaining financing on commercial office buildings. Obtaining financing in the current environment for new office acquisitions is very difficult. We had some success extending and refinancing our current loans due to our deep relationships with our financing partners and strength of our underlying assets; however, as discussed later in this presentation, we anticipate that we will likely lose a substantial amount of commitment in connection with certain extensions and may be challenged as we work through other future loan maturities.

KBS.COM Upcoming Loan Maturities and Status 17 KBS REIT III has a significant number of loan maturities in the next 12 months, though several of them have extension options. However, with those extension options there are various debt service coverage ratio and loan to value tests that determine the size of the loan that will be extended. As a result of the current interest rate environment, slow return to office in certain markets, and other social and economic events, there is substantial downward pressure on the value of real estate assets, especially in the office sector. Additionally, sales volume in most markets has been very light across the US with sellers not willing to sell at discounted prices required by current buyers. As a result, appraisers are struggling with how to value assets in this environment with very few sale comparables to point to and there appears to be significant variability across appraisal firms as to current values. We have exercised our one-year extension with regard to the Accenture Tower Revolving Loan Facility which now has a November 2024 maturity (with one additional extension option remaining), though the total commitment amount of the loan was reduced by $69M. Additionally, we finalized a short-term extension on the Almaden Financial Plaza loan and are finalizing terms for a longer-term extension on the loan that we anticipate will be completed later this month (though two additional one-year extension options remain available to us). We are currently working through a loan extension process for our Amended and Restated Portfolio Loan Facility (current commitment amount of $606.3M) and have entered into two short-term extension options to date as we continue to work with the lending group to finalize a longer-term extension. In connection with the short-term extension options, our longer one-year extension option, previously included in the loan agreement, was eliminated as we did not meet the terms for the extension based on the required covenants. The current maturity date is December 22, 2023 and there is no certainty we will ultimately finalize a longer-term extension prior to that date. Additionally, we may likely lose additional loan commitment in connection with this extension (as well as need to make loan paydowns for an extension) and other future loan extensions (which may also require paydowns) as a result of the current environment for real estate office building valuations and the impact to certain loan to value covenants. Our loan facilities were historically used to help fund capital expenditures for the assets in the portfolio in order for KBS REIT III to maintain occupancy and net operating income levels at the properties. The reduction of the commitment levels of these facilities will have a significant impact on our ongoing liquidity and the outcome of these discussions with lenders will significantly impact KBS REIT III going forward.

KBS.COM $606,288 $178,376 $653,395 $213,800 $65,000 $0 $200,000 $400,000 $600,000 $800,000 Initial Debt Maturities1 1 Debt maturities as of November 30, 2023 and debt balances as of September 30, 2023. Extensions available upon meeting certain conditions set forth in the loan agreements for certain loans. $729,754 $922,105 $65,000 $0 $0 $0 $0 $200,000 $400,000 $600,000 $800,000 $1,000,000 18 Average Term 0.5 years Fully Extended Debt Maturities1 Average Term 1.3 years Debt Maturities

KBS

Debt Positioning as of December 31, 2023 (Pro Forma)

Throughout this current rising interest rate environment, we have been active in strategically entering into additional swaps (at points in time when rates dip and with the assumption that rates would ultimately stay higher for longer) in order to extend the amount of term of our swap positions to continue to effectively hedge our floating rate debt. In Q4 2023, we have approximately $346.3 million of swaps with an average strike rate of 1.17% expiring in November 2023 and $600 million of new swaps with an average strike rate of 2.99% becoming effective in November and December 2023 (which were mostly entered into in the second half of 2022 and early 2023).

Status	Notional Amount	Strike	Effective Date	Maturity Date	Swap Term Remaining
Current Interest Rate Swaps [1]					
Expiring in Q423	65,000	1.16%	11/1/2020	11/1/2023	0.17
Expiring in Q423	187,500	1.40%	11/2/2020	11/2/2023	0.16
Expiring in Q423	93,750	0.70%	11/2/2020	11/2/2023	0.16
Total Expiring	**346,250**	**1.17%**			**0.16**
In Place	50,000	1.28%	11/1/2022	1/1/2025	1.00
In Place	100,000	1.28%	11/1/2022	1/1/2025	1.00
In Place	50,000	1.08%	11/1/2022	1/1/2025	1.00
In Place	100,000	1.14%	11/1/2022	1/1/2025	1.00
In Place	100,000	3.92%	12/1/2022	7/1/2026	2.50
In Place	100,000	3.68%	12/1/2022	7/1/2026	2.50
In Place	100,000	3.68%	2/1/2023	7/1/2026	2.50
In Place	100,000	3.32%	8/1/2023	8/1/2026	2.59
Commencing Q423	50,000	2.49%	11/1/2023	2/1/2026	2.09
Commencing Q423	50,000	2.52%	11/1/2023	2/1/2026	2.09
Commencing Q423	50,000	2.54%	11/1/2023	2/1/2026	2.09
Commencing Q423	50,000	2.49%	11/1/2023	2/1/2026	2.09
Commencing Q423	100,000	2.38%	11/1/2023	5/1/2026	2.34
Commencing Q423	100,000	3.51%	11/1/2023	11/1/2026	2.84
Commencing Q423	100,000	3.64%	11/1/2023	7/1/2026	2.50
Commencing Q423	100,000	3.41%	12/1/2023	11/1/2026	2.84
Total / Wtd Avg. as of 12/31/23	**$1,300,000**	**2.78%**			**2.14**


Unhedged
$417M
24%
Hedged
$1,300M
76%

[1] The effective interest rate, including the impact of swaps at 9/30/23 and the contractual loan spreads, was 4.93% vs. 6.90% full market rate. The effective rate as of 12/31/23 will increase mostly due to the average rate of the swaps in place at 12/31/23 vs. 9/30/23 resulting in an increase of approximately 75 bps.

KBS.COM

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KBS.COM 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% Ju n- 20 Se p -2 0 D ec -2 0 M ar -2 1 Ju n- 21 Se p -2 1 D ec -2 1 M ar -2 2 Ju n- 22 Se p -2 2 D ec -2 2 M ar -2 3 Ju n- 23 Se p -2 3 D ec -2 3 M ar -2 4 Ju n- 24 Se p -2 4 D ec -2 4 M ar -2 5 Ju n- 25 Se p -2 5 D ec -2 5 LIBOR/SOFR vs KBS REIT III Floating/Hedged LIBOR/SOFR RIII Floating/Hedged [1] 20 Interest Rate Exposure The chart below illustrates the historical and current projected SOFR curve compared to the portfolio’s exposure to floating rates with the effect of our current interest rate swaps based on the outstanding loan balance as of September 30, 2023. While KBS REIT III’s total interest expense has increased substantially as a result of an unprecedented interest rate hiking cycle, our swaps have provided some protection to our cash flows as shown below. Historical 1 KBS REIT III floating/hedged rate shown is the average effective interest rate for our variable rate debt, excluding spreads, based on the current swaps KBS REIT III has in place. As the swaps expire, the average rate is impacted by the interest rate rolling up to a market rate based on the market forward curve. Effective July 1, 2023, LIBOR-based swap rates convert to SOFR plus 11 bps. Projected LIBOR/SOFR vs KBS REIT III Floating/Hedged

21 December 2023 Estimated Value per Share Accenture Tower Chicago, IL

KBS.COM Valuation Information1 1 For additional information, see the Valuation 8-K. ▪ KBS REIT III’s estimated value per share was determined in accordance with the Institute for Portfolio Alternatives’ Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. ▪ Kroll, an independent, third-party real estate valuation firm, was engaged to provide a calculation of the range in estimated value per share of common stock. Kroll based the range in estimated value per share upon: o Appraisals of 15 of KBS REIT III’s real estate properties as of September 30, 2023 and an estimated value for the investment in units of PRIME US REIT (SGX-ST Ticker: OXMU) as of November 15, 2023, all performed by Kroll. o The estimated value of the appraised properties, the McEwen Building (which was being marketed for sale), and 201 Spear Street, was $2.44 billion. The estimated value for the 201 Spear Street property was below the value of the 201 Spear Mortgage Loan, and as a result, the value of the assets and liabilities related to 201 Spear Street effectively net to zero. o Valuations performed by the Advisor of KBS REIT III’s other assets and liabilities as of September 30, 2023. The estimated value of KBS REIT III’s notes payable is equal to the GAAP fair value as of September 30, 2023, with the exception of the 201 Spear Street Mortgage Loan, as disclosed in the Quarterly Report. The estimated values of cash and a majority of the other assets and other liabilities are equal to their carrying values. o The estimated value per share did not include an enterprise (portfolio) premium or discount. Consideration was given to any potential subordinated participation in cash flows that would be due to the Advisor in a hypothetical liquidation if the required stockholder return thresholds are met. On December 12, 2023, KBS REIT III’s board of directors approved $5.60 as the estimated value per share of KBS REIT III’s common stock, which approximates the mid-range value of the range in estimated value per share calculated by Kroll, and which estimated value per share was recommended by the Advisor and KBS REIT III’s conflicts committee. Both the range in estimated value per share and the estimated value per share were based on Kroll appraisals, Kroll’s valuation of KBS REIT III’s investment in units of Prime US REIT and the Advisor’s valuations. 22

KBS.COM Valuation Summary 1 Based on the estimated value of KBS REIT III’s assets less the estimated value of KBS REIT III’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2023, with the exception of adjustments to KBS REIT III’s net asset value to give effect to (i) the change in the estimated value of KBS REIT III’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of November 15, 2023 and (ii) the estimated sale price based on offers received for one property that was being marketed for sale. See the December 2023 Valuation 8-K. 2 Based on (i) appraisals of KBS REIT III’s 17 real estate properties as of July 31, 2022, the estimated value of KBS REIT III’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of September 20, 2022, and the estimated value of KBS REIT III’s other assets as of June 30, 2022, less (ii) the estimated value of KBS REIT III’s liabilities as of June 30, 2022, all divided by the number of shares outstanding as of June 30, 2022. See KBS REIT III’s Current Report on Form 8-K filed with the SEC on September 28, 2022. 3 Includes rents and other receivables, deposits and prepaid expenses as applicable. 4 Includes accounts payable, accrued liabilities, due to affiliates and distributions payable, as applicable. (in millions) December 20231 Estimated Value September 20222 Estimated Value Real estate properties $2,440.7 (94.9%) $2,789.2 (93.6%) Investment in Prime US REIT units $26.4 (1.0%) $116.5 (3.9%) Cash $45.1(1.8%) $38.6 (1.3%) Other assets3 $60.2 (2.3%) $34.5 (1.2%) Total Assets: $2,572.4 $2,978.8 Notes payable $1,659.3 $1,591.1 Other liabilities4 $79.4 $61.5 Total Liabilities: $1,738.7 $1,652.6 Net equity at estimated value $833.7 $1,326.2 23

KBS.COM Valuation Change Summary On December 12, 2023, KBS REIT III’s Board of Directors approved an estimated value per share of $5.601. The following is a summary of the estimated value per share changes within each asset and liability group. 1 Based on the estimated value of KBS REIT III’s assets less the estimated value of KBS REIT III’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2023, with the exception of adjustments to KBS REIT III’s net asset value to give effect to (i) the change in the estimated value of KBS REIT III’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of November 15, 2023 and (ii) the estimated sale price based on offers received for one property that was being marketed for sale. See the Valuation 8-K. The estimated value of the 15 appraised properties, the property being marketed for sale and 201 Spear Street was $2.44 billion. 2 Modified operating cash flows reflect modified funds from operations ("MFFO") adjusted to add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010. September 2022 estimated value per share $9.00 Real estate (2.33) Capital expenditures on real estate (0.93) Investment in Prime US REIT units (0.61) Total changes related to investments (3.87) Modified operating cash flows in excess of distributions declared 2 0.01 Notes payable 0.30 Interest rate swap 0.17 Other changes, net (0.01) Total change in estimated value per share (3.40) December 2023 estimated value per share $5.60 24

KBS.COM • a stockholder would be able to resell his or her shares at KBS REIT III’s estimated value per share; • a stockholder would ultimately realize distributions per share equal to KBS REIT III’s estimated value per share upon liquidation of KBS REIT III’s assets and settlement of its liabilities or a sale of KBS REIT III; • KBS REIT III’s shares of common stock would trade at the estimated value per share on a national securities exchange; • another independent third-party appraiser or third-party valuation firm would agree with KBS REIT III’s estimated value per share; or • the methodology used to determine KBS REIT III’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements. The December 2023 estimated value per share was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of KBS REIT III’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT III’s assets less the fair value of KBS REIT III’s liabilities according to GAAP. KBS REIT III can give no assurance that: Stockholder Valuation Information 25 KBS REIT III provides its estimated value per share to assist broker dealers that participated in KBS REIT III’s now-terminated initial public offering in meeting their customer account statement reporting obligations. Valuations for U.S. office properties continue to fluctuate due to weakness in the current real estate capital markets and the lack of transaction volume for U.S. office properties, increasing the uncertainty of valuations in the current market environment. The valuation of KBS REIT III’s investment in Prime US REIT is also subject to increased uncertainty. Due to the disruptions in the financial markets, the trading price of the common units of Prime US REIT has experienced substantial volatility. Prime US REIT also has a significant amount of debt maturing in 2024, which adds additional uncertainty around the value of the units. KBS REIT III’s estimated value per share does not reflect a discount for the fact that KBS REIT III is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. KBS REIT III’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of KBS REIT III’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of KBS REIT III’s swaps prior to expiration. KBS REIT III has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.5%. The estimated value per share does not take into consideration any financing and refinancing costs subsequent to December 12, 2023. KBS REIT III currently expects to utilize an independent valuation firm to update its estimated value per share no later than December 2024.

KBS.COM 26 Stockholder Valuation Information (cont.) • As discussed, KBS REIT III has $1.7 billion of loan maturities in the next 12 months. • Considering the current commercial real estate lending environment, this raises substantial doubt as to KBS REIT III’s ability to continue as a going concern for at least a year from November 14, 2023. • Certain of KBS REIT III’s loans have additional extension options; however, these extensions are subject to certain terms and conditions contained in the loan documents some of which are more stringent than KBS REIT III’s current loan compliance tests. • In order to qualify for certain loan extensions, KBS REIT III will likely be required to reduce the loan commitment by a substantial amount and/or make paydowns on certain loans. • Due to this potential reduction in loan commitment and ongoing capital expenditure needs in the portfolio, KBS REIT III will likely seek to refinance or restructure certain debt instruments, may need to evaluate selling equity securities and/or may be required to sell certain assets into a challenged real estate market in an effort to manage its liquidity needs. KBS REIT III anticipates it may relinquish ownership of one or more secured properties to the mortgage lender. • As a result of KBS REIT III’s upcoming loan maturities, the challenging commercial real estate lending environment, the current interest rate environment, leasing challenges in certain markets where KBS REIT III owns properties and the lack of transaction volume in the U.S. office market as well as general market instability, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about KBS REIT III’s ability to continue as a going concern. • Continued disruptions in the financial markets and economic uncertainty could adversely affect KBS REIT III’s ability to implement its business strategy and continue as a going concern. • These risks are not priced into the December 12, 2023 estimated value per share. Going Concern Risk Related to Estimated Value Per Share

KBS.COM 27 Valuation Change Summary (December 2023 vs. September 2022)[1] West Central East West Region Valuation Change in Value $681,100,000 -24.2% Avg. Change in Discount Rate Avg. Change in Terminal Cap 130 bps 100 bps Central Region Valuation Change in Value $1,237,900,000 -7.2% Avg. Change in Discount Rate Avg. Change in Terminal Cap 111 bps 75 bps East Region Valuation Change in Value $521,700,000 -6.2% Avg. Change in Discount Rate Avg. Change in Terminal Cap 85 bps 55 bps The challenging interest rate environment coupled with uncertainty rooted by recessionary fears commonly lead to more conservative underwriting assumptions by investors, lenders, appraisers, and the like. This impact was seen across the board during the current NAV process—on average, discount rates and terminal capitalization rates utilized by Kroll[2] were 112 and 83 basis points higher, respectively, than those utilized in the previous valuation. The change in discount rates and terminal capitalization rates were the main drivers of the change in real estate values. 1 For the December 2023 valuation, discount rates and terminal capitalization rates are based on the estimated value of the 15 Appraised Properties, the estimated value for the McEwen Building, which was being marketed for sale, and 201 Spear Street. 2 The changes in valuation discount and terminal capitalization rates are based on the 15 Appraised Properties utilized by Kroll.

KBS.COM 1 The total value would change to $11.68 and $9.64 for a first and last investor, respectively, who fully participated in KBS REIT III’s dividend reinvestment plan for the life of the investment and did not make any redemptions. 2 Total value equals the December 2023 estimated value per share and cumulative distributions as of December 2023, plus the 2019 Special Dividend. The Special Dividend was payable in the form of either (1) cash and shares of KBS REIT III’s common stock or (2) all shares of KBS REIT III’s common stock, at the election of the KBS REIT III’s stockholders. If stockholders elected all cash, their election was subject to adjustment such that the aggregate amount of cash to be distributed by KBS REIT III was a maximum of 35% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder paid in shares of common stock. The aggregate amount of cash paid by KBS REIT III pursuant to the Special Dividend and the actual number of shares of common stock issued pursuant to the Special Dividend depended upon the number of stockholders who elected cash or stock and whether the Maximum Cash Distribution was met. 3 Determined solely to be used as a component in calculating the offering price of KBS REIT III’s now-terminated initial public offering. 4 “Cumulative Distributions” for a first cash investor assumes all distributions received in cash other than Special Dividend shares and no share redemptions and reflect the payment amounts (all distributions paid since inception) per share for a hypothetical investor who invested on escrow break (March 24, 2011) and consequently has received all distributions paid by KBS REIT III. “Cumulative distributions” for a last cash investor assumes all distributions received in cash other than Special Dividend shares and no share redemptions, and reflect the payment amounts (all distributions paid since investment) per share for a hypothetical investor who invested on July 28, 2015. 5 For estimated value per share information, see KBS REIT III’s Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014; Part II, Item 5 of KBS REIT III’s Annual Reports on Form 10-K filed March 9, 2015, March 14, 2016, March 13, 2017, March 8, 2018, March 14, 2019, March 6, 2020, March 12, 2021, March 31, 2022, and March 13, 2023; and KBS REIT III’s Current Reports on Form 8-K filed May 14, 2021 and December 14, 2023. Cumulative Distributions4 2019 Special Dividend (cash & stock) Estimated Value Per Share5 Stockholder Performance December 2023 28 Hypothetical Performance of First and Last Investor total value for first cash investor 1, 2$14.00 $11.34 total value for last cash investor 1, 2 $1.85 $2.23 $2.88 $3.53 $4.18 $4.83 $5.49 $6.09 $6.34 $6.64 $7.13 7.60 $0.80 $0.80 $0.80 $0.80 $0.80 $0.80 $9.29 $9.42 $10.04 $10.63 $11.73 $12.02 $11.65 $10.74 $10.77 $10.78 $9.00 $5.60 Offering PriceMay-14 Dec-14 Dec-15 Dec-16 Dec-17 Dec-18 Dec-19 20-Dec 21-May 21-Nov 22-Sep 23-Dec $10.00 $11.14 $11.65 $17.94 $12.92 $14.16 $15.91 $16.85 $0.22 $0.87 $1.52 $2.17 $2.82 $3.43 $3.68 $3.97 $4.47 $4.94 $0.80 $0.80 $0.80 $0.80 $0.80 $0.80$10.04 $10.63 $11.73 $12.02 $11.65 $10.74 $10.77 $10.78 $9.00 $5.60 Offering Price Dec-15 Dec-16 Dec-17 Dec-18 Dec-19 20-Dec 21-May 21-Nov 22-Sep 23-Dec $15.27 $14.97 $15.25 $15.55 $14.27 $10.51 $10.26 $11.50 $13.25 $14.19 Breakdown of First Cash Investor Value Breakdown of Last Cash Investor Value $17.63 $18.22 $16.93 $14.001,2 $11.341,2 $17.91

Park Place Village Leawood, KS 29 Liquidity Update

KBS.COM Share Redemption Plan and Ongoing Distributions 30 Prior to the most recent real estate downturn and credit crunch that occurred subsequent to the COVID-19 pandemic and the aggressive interest rate hiking cycle by the federal reserve, we have always been focused on providing liquidity to shareholders. From the inception of KBS REIT III beginning in mid 2011, the REIT consistently paid monthly distributions to shareholders at an annualized rate of 6.5% of the initial investor basis less any special distribution through the December 2022 record date and then at a slightly reduced annualized rate of 5.0% beginning with the January 2023 record date through the June 2023 record date at which time we ceased monthly distributions. Additionally, with regards to our share redemption program we consistently provided liquidity through August 2022. The share redemption plan was suspended for ordinary redemptions from December 2019 through the June 2021 tender offer. Since inception we have redeemed $788.7 million of redemption requests or a total of approximately 74,646,957 shares. This includes a tender offer in Q2 2021 in which we offered to redeem $350.0 million of shares and only received redemption requests of approximately $272.7 million when finalized in early Q3 2021. However, as a result of the recent real estate market downturn and credit crunch, and in order to preserve liquidity needed within the REIT, we have moved to a quarterly assessment of dividends but do not anticipate making distributions for an extended period of time. Additionally, we have fully suspended the share redemption plan in order to further enhance the REIT’s liquidity in order to manage the ongoing capital needs of the real estate investment portfolio. We remain focused on providing future liquidity to shareholders through both distributions and redemptions, as liquidity is an important part of a shareholder’s investment in the REIT; however, in the current environment, we need to be strategic with a forward vision in mind managing the portfolio through this difficult time with the goal of once again providing distributions and liquidity to shareholders.

Future Strategy 31 515 Congress Austin, TX

KBS.COM 32 Future Strategy In the current market environment with valuations of any kind at a significant discount, a strategic transaction involving a portfolio that is nearly 100% office is very difficult if not impossible to achieve. KBS REIT III’s conflicts committee and our board of directors believe the best course of action is to carefully manage the portfolio through the current downturn in order to be ready to complete a strategic transaction or liquidation once the markets have improved. Additionally, the future success of the portfolio is dependent on the ultimate outcome of potential restructuring plans with regards to our maturing debt which we are currently negotiating, and the outcome of which is uncertain. We remain focused on returning funds to shareholders and providing liquidity as soon as it is sustainable and practical based on market conditions and the strength of portfolio cashflows. We will continue to evaluate targeted sales of real estate assets or other liquidity options in order to strengthen the liquidity position of KBS REIT III both now and in the future. However, any significant future liquidity will likely require a stabilization of both the debt and capital markets which continue to be uncertain. Carillon Charlotte, NC

KBS.COM KBS REIT III 2024 Goals & Objectives 33 Manage liquidity to continue enhancing asset values Extend and refinance certain maturing loans in the portfolio Efficiently manage the real estate portfolio through the economic downturn in order to maximize the long-term portfolio value Continue to monitor the properties in the portfolio and the office market for beneficial sale opportunities in order to maximize value and further enhance liquidity 60 South Sixth Minneapolis, MN

34 For questions, please contact Investor/Advisor Relations toll free at: (866) 527-4264